701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2009
Third Quarter Financial Results

EPS of $0.25 versus $0.17 Last Year on Record Third Quarter Revenue of $25.2 Million;
Fiscal 2010 Guidance of Over 10% Increase in Top and Bottom Lines

RONKONKOMA, NY – December 10, 2008 – Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its third quarter and nine months ended October 31, 2008.

Financial Results Highlights and Recent Company Developments

▪	Revenue rose to 3Q record level of $25.2 million – representing growth of 7.3% over last year’s fiscal third quarter
▪	Gross margin improved by over 400 basis points
▪	Operating profit increased 50% over 3Q08
▪	EBITDA was 9.8% of sales for 3Q09 – the highest level in nearly 3 years
▪	International sales growth continued
o	Brazil acquisition– impact to third quarter:
▪	Sales of $2.4 million
▪	Net income of $0.2 million net of additional expenses in the US
▪	Accretive to EPS by $0.03 despite negative exchange rate from USD strengthening by 40% over BRL
o	Progress made with new product introductions and marketing initiatives

“The third quarter again showed the success of our international growth strategy and cost-reduction initiatives, with  earnings before interest, taxes, depreciation and amortization* (“EBITDA”) margins the highest in nearly three years,” said Christopher J. Ryan, President and CEO of Lakeland Industries.  “Although we expect domestic sales in the US to trend downward in the coming quarters on a comparative basis, we anticipate strong growth in overseas markets to more than offset these declines and enable us to maintain upward momentum in both sales and earnings. In North America, our customers are deleveraging and going through a sharp inventory adjustment, but at some point – likely in the first quarter – we believe their reserves will be exhausted and demand will resume.  Many, if not most, of our product offerings are required to be worn by federal or state safety rules and regulations and are thus not generally discretionary purchases.”

“For example, on November 24, 2008, a US federal law went into effect requiring that anybody working along highways that receive federal money – including firemen, police, construction workers, highway cleaning crews, and even members of the media –   must wear high-visibility safety vests.  As a result, our high-visibility vest sales rose by 98% in the third quarter as distributors stocked up in anticipation of the new law.  While we continue to experience continued demand for this product line, we expect the rate of growth to moderate in the coming quarters.  According to our channel checks, the new law along with the reported stimulus package of the incoming Obama administration is driving growth for our high-visibility product lines and additional gains for other product lines beginning in the first calendar quarter of 2009.  Thus, in terms of our outlook for the next year, we believe we are more insulated than many companies from the general economy at large.  Furthermore, certain government regulations, such as Occupational Safety & Health Administration (“OSHA”) rules, are now being formulated and implemented in the foreign markets we are penetrating, so we expect additional demand for our products to meet mandatory requirements.  Many of these nations are mandating that the public and private sector adopt OSHA-like standards so that they may benefit from membership in associations such as the World Trade Organization.

“In the fourth quarter to date, we have seen our lower trending domestic sales being partially offset by the traction of our international operations, which may be somewhat mitigated on a reported basis depending on the strength of the US dollar.  Beginning in the first quarter of fiscal 2010, we see domestic sales rebounding for several product lines and continued expansion overseas.  Given these expectations along with our ongoing cost-cutting measures, we expect next fiscal year’s results to show top and bottom line improvement of over 10%, excluding any future potential acquisitions and the impact of currencies.”

Financial Results for Three Months Ended October 31, 2008 as Compared with the Three Months Ended October 31, 2007

Net sales were a record $25.2 million in the third quarter of fiscal 2009, up 7.3% from the $23.5 million posted in the comparable fiscal 2008 period.  The increase in revenue was primarily due to contributions from the Company’s foreign expansion.  Brazil sales included in the current quarter were $2.4 million, reflecting the Company’s recent acquisition. External sales from China increased by $0.2 million, or 21%, to $1.2 million, driven by sales to the Company’s new Australian distributor.  UK sales increased by 15% to $1.0 million, while Chile sales decreased by 21% to $0.3 million.  U.S. domestic sales decreased by $1.1 million, or 5.6%, to $19.5 million due to difficult operating conditions in September and October.

Gross profit increased by $1.5 million, or 26%, to $7.2 million for the third quarter of fiscal 2009, as compared with $5.7 million for the same period in fiscal 2008.  Gross profit as a percentage of net sales for the quarter ended October 31, 2008 rose to 28.5%, a record level for the third fiscal quarter and the second highest level in the Company’s history, and increased from 24.3% in the same period of fiscal 2008.  This improvement was primarily due to the inclusion of the Company’s Brazilian operations, which posted a 49.3% gross margin, and the end of the prior year’s sales rebate program to meet competitive conditions, offset slightly by late stage start-up losses in India. Operating profit increased by $0.7 million, or 50%, to $2.1 million, versus $1.4 million recorded in the third quarter of fiscal 2008.  Operating income as a percentage of net sales increased to 8.2% for the third quarter of fiscal 2009, up from 5.8% for the same period in fiscal 2008.  EBITDA was 9.8% of sales for 3Q09 – a level not seen in nearly three years. The improvement in operating profit and margins is due to the increased level of total revenues including high margin contributions from Brazil, the use of lower-cost raw materials in production of garments outside of the United States where in-country and external revenues are increasing, new product introductions, new customers, and the end of the rebate program initiated early in fiscal year 2008.

Interest expenses increased by $0.2 million for the three months ended October 31, 2008 as compared to the three months ended October 31, 2007 due to higher borrowing levels outstanding, primarily reflecting funding for the Company’s Brazil acquisition, partially offset by lower interest rates in the current year.  Net income for the third quarter of FY09 was $1.4 million, compared with $0.9 million for the third quarter of fiscal 2008.  Earnings per share for the third quarter of fiscal 2009 was $0.25, an increase of 47% as compared with $0.17 for the same period of fiscal 2008.

Financial Results for Nine Months Ended October 31, 2008 as Compared with the Nine Months Ended October 31, 2007
Net sales increased $9.2 million, or 13%, to $80.0 million for the nine months ended October 31, 2008 from $70.8 million for the nine months ended October 31, 2007.  The net increase was mainly due to international growth. Gross profit increased $5.8 million, or 36%, to $22.0 million for the nine months ended October 31, 2008 from $16.2 million for the nine months ended October 31, 2007.  Gross profit as a percentage of net sales increased to 27.5% in fiscal 2009 from 22.9% in fiscal 2008, primarily due to the inclusion of the Company’s Brazilian operations, the end of the prior year’s sales rebate program to meet competitive conditions, the Mexican restructuring program in the prior year, and favorable claims experience in our medical insurance program. Operating profit increased 75% to $5.7 million for the nine months ended October 31, 2008 from $3.3 million for the nine months ended October 31, 2007.  Year-to-date, the Company posted an operating margin of 7.1%, versus 4.6% last year.

Interest expenses increased to $0.6 million for the nine months ended October 31, 2008 as compared to $0.2 million in the nine months ended October 31, 2007 due to higher borrowing levels outstanding, primarily reflecting funding for the Company’s Brazil acquisition, partially offset by lower interest rates in the current year. Net income increased $1.6 million, or 70%, to $3.9 million for the nine months ended October 31, 2008 from $2.3 million for the nine months ended October 31, 2007.  Earnings per share for the nine months ended October 31, 2008 was $0.71 (basic and diluted), as compared with $0.42 (basic) and $0.41 (diluted) for the same period of fiscal 2008.

Conference Call

Lakeland will host a conference call at 10:00 AM (EST) on December 10, 2008 to discuss the Company's third quarter results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Gary Pokrassa, Lakeland’s Chief Financial Officer.  Investors can listen to the call by dialing 877-741-4239 (Domestic) or 719-325-4770 (International), using the passcode 3572774.

For a replay after the call, available December 10, 2008 through December 17, 2008, dial 888-203-1112 (Domestic) or 719-457-0820 (International), using the passcode 3572774.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

* Lakeland considers EBITDA to be an important financial indicator of the Company’s operational strength and performance, and uses this indicator when making decisions regarding investments in the various components of its business and acquisition valuations.  Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”), and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures reported by other companies.  EBITDA is computed by adding back interest, taxes, depreciation, amortization and other non-cash charges into net income.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2008	2008
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$2,133	$3,428
Accounts receivable, net	16,506	14,928
Inventories	55,032	48,116
Deferred income taxes	2,135	1,970
Other current assets	4,294	1,828
Total current assets	80,098	70,269

Property and equipment, net	13,703	13,325
Goodwill	8,420	871
Other assets	910	157
	$103,132	$84,623

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,127	$3,313
Accrued expenses and other current liabilities	2,463	1,684
Total current liabilities	7,590	4,997
Borrowing under revolving credit facility	25,517	8,871
Construction loan payable	1,500	1,882
Other non current liabilities	108	-----
Total liabilities	34,716	15,750

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,523,288 shares at October 31, 2008
and January 31, 2008	55	55
Other comprehensive income (loss)	(3,355)	(36)
Less treasury stock, at cost, 107,317 shares at
October 31, 2008 and 0 shares at January 31, 2008	(1,255)	-----
Additional paid-in capital	49,439	49,212
Retained earnings	23,533	19,642
Total stockholders' equity	68,416	68,873
Total liabilities and stockholder's equity	$103,132	$84,623

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007

Net sales	25,160	$23,453	80,005	$70,781

Cost of goods sold	17,989	17,749	57,995	54,594

Gross profit	7,171	5,704	22,010	16,188

Operating expenses	5,111	4,355	16,308	12,929

Operating profit	2,060	1,349	5,702	3,259

Interest and other income, net	44	51	130	176

Interest expense	(284)	(94)	(638)	(205)

Income before income taxes	1,820	1,306	5,194	3,230

Provision for income taxes	447	376	1303	937

Net income	1,373	$930	3,891	$2,293

Net income per common share:
Basic	$0.25	$0.17	$0.71	$0.42
Diluted	$0.25	$0.17	$0.71	$0.41

Weighted average common
shares outstanding*:
Basic	5,415,971	5,523,288	5,442,690	5,522,572
Diluted	5,456,536	5,544,619	5,480,689	5,542,144